Exhibit 10.1
[Dealer Name]
[Dealer Address]

August [__], 2026

To: Dynatrace LLC
280 Congress Street, 11th Floor
Boston, MA 02210

Re:    [Base]1[Additional]2 Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into among [Dealer] (“Dealer”) and Dynatrace LLC (“Counterparty”) and Dynatrace, Inc. (“Parent”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated August 17, 2026 (the “Offering Memorandum”) relating to the 0.00% Exchangeable Senior Notes due 2031 (as originally issued by Counterparty, the “Notes” and each USD 1,000 principal amount of Notes, a “Note”) issued by Counterparty in an aggregate initial principal amount of USD 1,250,000,000 (as increased by [up to]3 an aggregate principal amount of USD 187,500,000 [if and to the extent that]4[pursuant to the exercise by]5 the Initial Purchasers (as defined herein) [exercise]6[of]7 their option to purchase additional Notes pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture [to be]8 dated August 20, 2026 (the “Indenture”) among Counterparty, Parent and U.S. Bank Trust Company, National Association, as trustee (“Trustee”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will, in each case, conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation.
The parties further acknowledge that the Indenture section numbers or cross references used herein are based on the [draft of the Indenture last reviewed by Dealer and Counterparty as of the date of this Confirmation, and if any such section numbers or cross references are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties]9[Indenture as executed]10. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended or supplemented following such date (other than any amendment or supplement (x) pursuant to Section 10.01(h) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Notes in the Offering Memorandum or (y) pursuant to Section 14.07 of the Indenture, subject,
1 Include in the Base Call Option Confirmation.
2 Include in the Additional Call Option Confirmation.
3 Include in the Base Call Option Confirmation.
4 Include in the Base Call Option Confirmation.
5 Include in the Additional Call Option Confirmation.
6 Include in the Base Call Option Confirmation.
7 Include in the Additional Call Option Confirmation.
8 Insert if Indenture is not completed at the time of the Confirmation.
9 Include in the Base Call Option Confirmation. Include in the Additional Call Option Confirmation if it is executed before closing of the base deal.
10 Include in the Additional Call Option Confirmation, but only if the Additional Call Option Confirmation is executed after closing of the base deal.

in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 3 of this Confirmation), any such amendment or supplement will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.
Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1.This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of U.S. Dollars (“USD”) as the Termination Currency[, (ii) the designation of an executed guarantee of [_______] (“Guarantor”) dated on or around the Trade Date in substantially the form attached as Annex A hereto as a Credit Support Document, (iii) the designation of Guarantor as Credit Support Provider in relation to Dealer, (iv)]11[, (ii)] (a) the election that the “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall not apply to Counterparty and shall apply to Dealer with a “Threshold Amount” of three percent of the shareholders’ equity of [Insert “Dealer” or, if applicable, the name of Dealer’s ultimate parent], (b) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi), (c) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”) and (d) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and [(iii)][(v)] the “Default Under Specified Transactions” provision in Section 5(a)(v) of the Agreement shall not apply. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Agreement or the Equity Definitions. The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty and/or Parent or any confirmation or other agreement between Dealer and Counterparty and/or Parent pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty and/or Parent , then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty and/or Parent are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.”
2.The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.
Trade Date:	August [__], 2026
Effective Date:	The second Exchange Business Day immediately prior to the Premium Payment Date
Option Style:	“Modified American”, as described under “Procedures for Exercise” below
Option Type:	Call
Buyer:	Counterparty
Seller:	Dealer
Shares:	The common stock of Parent, par value USD 0.001 per share (Exchange symbol “DT”).
11 Requested if Dealer is not the highest rated entity in group, typically from the parent.

Number of Options:
[_______]. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised or deemed exercised by Counterparty or that are otherwise terminated, cancelled, unwound or otherwise cease to be outstanding, pursuant to this Confirmation. In no event will the Number of Options be less than zero.[12]

Applicable Percentage:	[__]%
Option Entitlement:	A number equal to the product of the Applicable Percentage and 15.5585.
Strike Price:	USD64.27
Premium:	USD [______]
Premium Payment Date:	August [__], 2026
Exchange:	New York Stock Exchange
Related Exchange(s):	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such section.
Excluded Provisions:	Section 14.04(h) and Section 14.03 of the Indenture.
Procedures for Exercise.
Exchange Date:
With respect to any exchange of a Note, the date on which the “Holder” (as such term is defined in the Indenture) of such Note satisfies all of the requirements for exchange thereof as set forth in Section 14.02(b) of the Indenture; provided that if Counterparty has not delivered to Dealer a related Notice of Exercise, then in no event shall an Exchange Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any surrender of a Note for exchange in respect of which Counterparty has elected to designate a financial institution for third-party exchange in lieu of exchange of such Note pursuant to Section 14.12 of the Indenture.

Free Exchangeability Date:	June 1, 2031
Expiration Time:	The Valuation Time
Expiration Date:	September 1, 2031, subject to earlier exercise.
Multiple Exercise:	Applicable, as described under “Automatic Exercise” and “Automatic Exercise of Remaining Options After Free Exchangeability Date” below.
Automatic Exercise:
Notwithstanding Section 3.4 of the Equity Definitions, on each Exchange Date in respect of which a “Notice of Exchange” (as such term is defined in the Indenture) that is effective as to Counterparty has been delivered by the relevant exchanging Holder, a number of Options equal to [(i)] the number of Notes in denominations of USD 1,000 as to which such Exchange Date has occurred [minus (ii) the number of Options that are or are deemed to be automatically exercised on such Exchange Date under the Base Call Option Transaction Confirmation letter agreement dated August 17, 2026 among Dealer, Counterparty and Parent (the “Base Call Option Confirmation”),] shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty or the Trustee (or other agent authorized by Counterparty and previously identified to Dealer by Counterparty in writing) on behalf of Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below. If the Trustee (or any other

12 For the Base Call Option Confirmation, this is equal to the number of Notes in principal amount of USD 1,000 initially issued on the closing date for the Notes. For the Additional Call Option Confirmation, this is equal to the number of additional Notes in principal amount of USD 1,000.

such agent) on behalf of Counterparty provides any Notice of Exercise to Dealer, Dealer shall be entitled to rely on the accuracy of such Notice of Exercise without any independent investigation, and the contents of such notice shall be binding on Counterparty.
Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.[13]

Automatic Exercise of Remaining Options After Free Exchangeability Date:
Notwithstanding anything herein or in Section 3.4 of the Equity Definitions to the contrary, unless Counterparty notifies Dealer in writing prior to 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date that it does not wish Automatic Exercise to occur with respect to any Remaining Repurchase Options (as defined below), a number of Options equal to the lesser of (a) the Number of Options (after giving effect to the provisions opposite the caption “Automatic Exercise” above) as of 9:00 a.m. (New York City time) on the Expiration Date and (b) the Remaining Repurchase Options [minus the number of Remaining Options (as defined in the Base Call Option Confirmation)] (such lesser number, the “Remaining Options”) will be deemed to be automatically exercised as if (i) a number of Notes (in denominations of USD 1,000 principal amount) equal to such number of Remaining Options were exchanged with an “Exchange Date” (as defined in the Indenture) occurring on or after the Free Exchangeability Date and (ii) the Relevant Settlement Method applied to such Notes; provided that no such automatic exercise pursuant to this paragraph will occur if the Relevant Price for each Valid Day during the Settlement Averaging Period is less than or equal to the Strike Price. For the avoidance of doubt, no exercise pursuant to this “Automatic Exercise of Remaining Options After Free Exchangeability Date” shall be subject to the proviso in the relevant Settlement Method referencing the “Applicable Limit.” “Remaining Repurchase Options” shall mean the excess of (I) the aggregate number of Notes (in denominations of USD 1,000 principal amount) that were subject to Repayment Events (as defined below) described in clause (y) of Section 9(i)(ii) (“Repurchase Events”) during the term of the Transaction over (II) the aggregate number of Repurchase Options (as defined below) that were terminated hereunder relating to Repurchase Events during the term of the Transaction [plus the number of Repurchase Options (as defined in the Base Call Option Confirmation) terminated under the Base Call Option Confirmation relating to Repurchase Events (as defined therein) during the term of the “Transaction” under the Base Call Option Confirmation]. Counterparty shall notify Dealer in writing of the number of Remaining Repurchase Options before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date.[14,15]

13 Include for Additional Call Option Confirmation only.
14 Include for Additional Call Option Confirmation only.
15 Include for Additional Call Option Confirmation only.

Notice of Exercise:
Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, but subject to “Automatic Exercise of Remaining Options After Free Exchangeability Date” above, in order to exercise any Options, Counterparty or the Trustee (or other agent authorized by Counterparty and previously identified to Dealer by Counterparty in writing) on behalf of Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the scheduled first day of the Settlement Averaging Period for the Options being exercised (the “Exercise Notice Deadline”) of (i) the number of such Options, (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date, (iii) the Relevant Settlement Method for such Options, and (iv) if the Relevant Settlement Method for such Options is Combination Settlement (as defined below), the fixed amount of cash due upon exchange per Note that Counterparty has elected to deliver to “Holders” (as such term is defined in the Indenture) of the related Notes (the “Specified Cash Amount”); provided that notwithstanding the foregoing, such notice (and the related exercise of Options) shall be effective if given after the Exercise Notice Deadline, but prior to 4:00 p.m. (New York City time) on the fifth Scheduled Valid Day following the Exercise Notice Deadline, in which event the Calculation Agent shall have the right to adjust the delivery obligation under this Confirmation as appropriate to reflect the commercially reasonable additional costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable expenses incurred by Dealer (or any of its affiliates) in connection with its or their ability to maintain or establish commercially reasonable hedging activities hereunder (including the unwinding of any commercially reasonable hedge position) as a result of Dealer not having received such notice on or prior to the Exercise Notice Deadline and Dealer’s obligation to make any payment or delivery in respect of such exercise shall not be extinguished; and provided further that in respect of any Options relating to Notes with an Exchange Date as set forth in clause (iii) of the definition of Settlement Averaging Period below, (A) such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the information required in clause (i) above, and (B) if the Relevant Settlement Method for such Options is not Net Share Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Notes before 5:00 p.m. (New York City time) on the Free Exchangeability Date specifying the information required in clauses (iii) and, if applicable, (iv) above. If the Trustee (or any other such agent) on behalf of Counterparty provides such notice to Dealer, Dealer shall be entitled to rely on the accuracy of any such notice without any independent investigation, and the contents of such notice shall be binding on Counterparty. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method in connection with the settlement of the exchange of the related Notes and any delivery of a Notice of Exercise.

Valuation Time:
At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended past the close of the regular trading session for such Exchange, the Calculation Agent shall determine the Valuation Time in its commercially reasonable discretion.

Market Disruption Event:
Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:
“‘Market Disruption Event’ means (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

Settlement Terms.
Settlement Method:
For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty or Trustee (or other agent authorized by Counterparty and previously identified to Dealer by Counterparty in writing) shall have notified Dealer of the Relevant Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option. If the Trustee (or any other such agent) on behalf of Counterparty provides any such notice, Dealer shall be entitled to rely on the accuracy of such notice without any independent investigation, and the contents of such notice shall be binding on Counterparty.

Relevant Settlement Method:

In respect of any Option:
(i)    if Counterparty has elected to settle its exchange obligations in respect of the related Note (A) entirely in Shares pursuant to Section 14.02(a)(iv)(A) of the Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”), (B) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount less than USD 1,000 (such settlement method, “Low Cash Combination Settlement”) or (C) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount equal to USD 1,000 (such settlement method, “Par Cash Settlement”), then, for each of the cases in clause (A) (Settlement in Shares), clause (B) (Low Cash Combination Settlement) and clause (C) (Par Cash Settlement), the Relevant Settlement Method for such Option shall be Net Share Settlement;
(ii)    if Counterparty has elected to settle its exchange obligations in respect of the related Note in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and
(iii)    if Counterparty has elected to settle its exchange obligations in respect of the related Note entirely in cash pursuant to Section 14.02(a)(iv)(B) of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Net Share Settlement:
If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.
Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the last Valid Day of the applicable Settlement Averaging Period.

Combination Settlement:
If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:
(i)    cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount for such Valid Day (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage multiplied by (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value for such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and
(ii)    Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;
provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option. If any reduction is made to the delivery obligation hereunder as a result of the foregoing proviso, such reduction shall first be made to any Combination Settlement Share Amount.
Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:
If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Cash Settlement Amount for any Option exceed the Applicable Limit for such Option.

Daily Option Value:
For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) (a) the Relevant Price on such Valid Day less (b) the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:
For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the sum of (A) the amount of cash payable to the “Holder” (as such term is defined in the Indenture) of the related Note upon exchange of such Note determined pursuant to Section 14.02(a) of the Indenture and (B) the number of Shares, if any, deliverable to the Holder of the related Note upon exchange of such Note determined pursuant to Section 14.02(a) of the Indenture multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page “DT <equity>” (or any successor thereto).
Valid Day:
A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:
A day that is scheduled to be a Valid Day on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
Relevant Price:
On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “DT <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled opening time of the Exchange until the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent in good faith and in a commercially reasonable manner using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:

For any Option:
(i)    subject to clause (ii), if the related Exchange Date occurs prior to the Free Exchangeability Date, the 20 consecutive Valid Days beginning on, and including, the second Valid Day immediately succeeding such Exchange Date;
(ii)    with respect to any exchange of Notes called for redemption (or deemed called for redemption) pursuant to Section 14.01(b)(v) of the Indenture, if the related Exchange Date occurs on or after the date of Counterparty’s issuance of a “Notice of Redemption” (as defined in the Indenture) with respect to such Notes pursuant to Section 16.02(a) of the Indenture and prior to the relevant “Redemption Date” (as defined in the Indenture), the 20 consecutive Valid Days beginning on, and including, the 21st Scheduled Valid Day immediately preceding such Redemption Date; or
(iii)    subject to clause (ii), if the related Exchange Date occurs on or after the Free Exchangeability Date, the 20 consecutive Valid Days beginning on, and including, the 21st Scheduled Valid Day immediately preceding the Expiration Date.

Settlement Date:	For any Option, the second Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.
Settlement Currency:	USD
Other Applicable Provisions:

To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, as if Physical Settlement applied to the Transaction.

Representation and Agreement:

Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall, upon delivery, be subject to restrictions and limitations arising from Counterparty’s status as Issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)). With respect to any such certificated Shares (as described in clause (ii) above), the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

3.Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:
Potential Adjustment Events:

Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture (as determined by the Calculation Agent by reference to the Dilution Adjustment Provisions) to the “Exchange Rate” or the composition of a “unit of Reference Property” or to any “Last Reported Sale Price”, “Daily VWAP,” “Daily Exchange Value” or “Daily Settlement Amount” (each as defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty or Parent to holders of the Notes (upon exchange or otherwise) or (y) any other transaction in which holders of the Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the fourth sentence of Section 14.04(c) of the Indenture or the fourth sentence of Section 14.04(d) of the Indenture).

Method of Adjustment:
Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions (and, for the avoidance of doubt, in lieu of any adjustments pursuant to such Section), upon any Potential Adjustment Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment to the Notes under the Indenture to any one or more of the Strike Price, Number of Options, Option Entitlement, the composition of the Shares and any other variable relevant to the exercise, settlement or payment for the Transaction, as determined by reference to the Dilution Adjustment Provisions, to the extent an adjustment is required under the Indenture.
Notwithstanding the foregoing and “Consequences of Merger Events” / “Tender Offers” below:
(i) if the Calculation Agent acting in good faith and in a commercially reasonable manner disagrees with any adjustment pursuant to the terms of the Indenture that is the basis of any adjustment hereunder and that involves an exercise of discretion by Counterparty, Parent or the board of directors or other applicable governing body or governing person, as the case may be, of either of them (including, without limitation, pursuant to Section 14.05 of the Indenture, Section 14.07 of the Indenture or any supplemental indenture entered into thereunder or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the composition of the Shares, Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner; provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment is made under the Indenture because the relevant “Holder” (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Exchange Date, then the Calculation Agent shall make an adjustment, consistent with the methodology set forth in the Indenture, to the terms hereof in order to account for such Potential Adjustment Event;

(ii)    in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 14.04(b) of the Indenture or Section 14.04(c) of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 14.04(b) of the Indenture) or “SP0” (as such term is used in Section 14.04(c) of the Indenture), as the case may be, begins before Parent has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall adjust, taking into consideration the relevant terms of the Indenture, any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the commercially reasonable costs and benefits (including, but not limited to, hedging mismatches and market gains and losses) and commercially reasonable gains and losses incurred by Dealer in connection with its commercially reasonable hedging activities (subject to the requirements set forth under Hedging Adjustments below) as a result of such event or condition not having been publicly announced prior to the beginning of such period; and
(iii)    if the terms of any Potential Adjustment Event are declared by Counterparty and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned (whether or not there has been an “Exchange Rate” adjustment under the Indenture for such Potential Adjustment Event), (b) the “Exchange Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision other than pursuant to the fourth sentence of Section 14.04(c) of the Indenture or the fourth sentence of Section 14.04(d) of the Indenture based on such declaration or (c) the “Exchange Rate” (as defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently such adjustment, in respect of such Potential Adjustment Event, is modified, amended, altered or corrected (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, but without duplication, the Calculation Agent shall adjust, taking into consideration the relevant terms of the Indenture, any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the commercially reasonable costs and benefits (including, but not limited to, commercially reasonable hedging mismatches and market gains and losses) and commercially reasonable gains and losses incurred by Dealer in connection with its commercially reasonable hedging activities (subject to the requirements set forth under Hedging Adjustments below) as a result of such Potential Adjustment Event Change.

Dilution Adjustment Provisions:	Sections 14.04(a), (b), (c), (d) and (e) and Section 14.05 of the Indenture.
Extraordinary Events applicable to the Transaction:
Merger Events:
Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Share Exchange Event in Section 14.07(a) of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 14.04(e) of the Indenture.

Consequence of Merger Events / Tender Offers:

Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment required to be made under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction (as determined by the Calculation Agent acting in good faith and in a commercially reasonable manner by reference to the relevant provisions of the Indenture); provided that (x) such adjustment shall be made without regard to any adjustment to the Exchange Rate pursuant to any Excluded Provision and (y) the Calculation Agent shall limit or alter any such adjustment referenced in this paragraph to maintain the fair value of the Transaction as a result of such adjustment; and provided further that, notwithstanding the foregoing, if the Calculation Agent in good faith disagrees with any adjustment pursuant to the terms of the Indenture that is the basis of any adjustment hereunder and that involves an exercise of discretion by Counterparty, Parent or the board of directors or other applicable governing body or governing person, as the case may be, of either of them (including, without limitation, pursuant to Section 10.01(g) of the Indenture or any supplemental indenture entered into pursuant to Section 14.07(a) of the Indenture), then the Calculation Agent acting in good faith and in a commercially reasonable manner will determine the adjustment to be made to any one or more of the nature of the Shares, Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner; and provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia, (ii) (1) the Counterparty to the Transaction following such Merger Event or Tender Offer will not be a “Company Successor Entity” (as defined in the Indenture, as if references in such definition to a “Company Business Combination Event” were instead references to such Merger Event or Tender Offer, as the case may be) or (2) the Parent to the Transaction following such Merger Event or Tender Offer, will not be a “Qualified Successor Entity” (as defined in the Indenture, as if references in such definition to a “Guarantor Business Combination Event” were instead references to such Merger Event or Tender Offer, as the case may be) or (iii) if the Parent to the Transaction following such Merger Event or Tender Offer would not be the Issuer following such Merger Event or Tender Offer, unless, in the case of this clause (iii), Parent and the issuer of the Shares have entered into such documentation containing representations, warranties and agreements related to securities law and other issues as requested by Dealer that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to preserve its commercially reasonable hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, then, in each case, Dealer, in its commercially reasonable discretion, may elect for Cancellation and Payment (Calculation Agent Determination) to apply.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:
Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; and provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”. Notwithstanding anything to the contrary in the Equity Definitions (x) a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions and (y) any determination of whether a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions has occurred shall be consistently applied by the affected party across transactions similar to the Transaction and for counterparties similar to the relevant counterparty.

Failure to Deliver:	Applicable
Hedging Disruption:
Applicable; provided that:
(i)    Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following sentence at the end of such Section:
“For the avoidance of doubt, (i) the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk, and (ii) any such transactions or assets referred to in clause (A) or (B) above must be available on commercially reasonable pricing terms.”; and
(ii)    Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.
Notwithstanding anything to the contrary herein or in the Equity Definitions, in no event will a Hedging Disruption occur solely due to the deterioration of the creditworthiness of the Hedging Party relative to other comparable financial institutions.

Increased Cost of Hedging:

Applicable solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above.

Hedging Party:	For all applicable Additional Disruption Events, Dealer.
Determining Party:
For all applicable Extraordinary Events, Dealer. All determinations, calculations and adjustments by Determining Party shall be made in good faith and in a commercially reasonable manner. Following any determinations, calculations and adjustments by Determining Party or the Hedging Party hereunder, upon written request by Counterparty, Determining Party or the Hedging Party, as the case may be, will provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request; provided that in no event will Determining Party or the Hedging Party be obligated to share with Counterparty or Parent any proprietary or confidential data or information or any proprietary or confidential models used by it or any information that is subject to an obligation not to disclose such information.

Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable
Hedging Adjustments:
For the avoidance of doubt, whenever the Calculation Agent, Hedging Party, Determining Party or Dealer is permitted or required to make an adjustment, calculation or determination pursuant to the terms of this Confirmation or the Equity Definitions to take into account the economic effect of an event (other than, for the avoidance of doubt, any adjustment that is required to be made by reference to the Indenture), the Calculation Agent, Hedging Party, Determining Party or Dealer, as the case may be, shall make such adjustment, calculation or determination, if any, in a commercially reasonable manner by reference to the effect of such event on Dealer assuming that Dealer maintains a commercially reasonable hedge position.

Additional Acknowledgments:	Applicable

4.Calculation Agent. Dealer; provided that following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five (5) Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the first date the Calculation Agent fails to timely make such calculation, adjustment or determination or to perform such obligation, as the case may be, and ending on the earlier of the Early Termination Date with respect to such Event of Default and the date on which such Event of Default is no longer continuing, as Calculation Agent.
All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation by the Calculation Agent hereunder, upon written request by Counterparty, the Calculation Agent will provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request; provided that in no event will Dealer be obligated to share with Counterparty or Parent any proprietary or confidential data or information or any proprietary or confidential models used by it or any information that is subject to an obligation not to disclose such information.
5.Account Details.
(a)Account for payments to Counterparty:
To be provided by Counterparty.
Account for delivery of Shares to Counterparty:
To be provided by Counterparty.
(b)Account for payments to Dealer:
[Bank: [_____________]
ABA#: [_____________]
Acct No.: [_____________]
Beneficiary: [____________]
Ref: [_____________]]
Account for delivery of Shares from Dealer:
To be provided by Dealer.
6.Offices.
(a)The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
(b)The Office of Dealer for the Transaction is: [_____________]
7.Notices.
(a)Address for notices or communications to Counterparty and Parent:
[_____________]
(b)Address for notices or communications to Dealer:
[_____________]
8.Representations and Warranties.
I.Representations and Warranties. Each of Counterparty and Parent hereby represents and warrants to Dealer that each of the representations and warranties of Counterparty and Parent set forth in Section 1 of the Purchase Agreement (the “Purchase Agreement”) dated as of August 17, 2026, among Counterparty, Parent and Goldman Sachs & Co. LLC, BofA Securities, Inc., Morgan Stanley & Co. LLC and BMO Capital Markets Corp., as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”), is true and correct and is hereby deemed to be repeated to Dealer as if set forth herein. Each of Counterparty and Parent hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)Neither Counterparty nor Parent is, and, after consummation of the transactions contemplated hereby, neither Counterparty nor Parent will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(b)Each of Counterparty and Parent is not, on the date hereof, aware of any material non-public information with respect to Counterparty or the Shares. All reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
(c)To each of Counterparty’s and Parent’s knowledge, no U.S. state or local law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares, other than any regulation that Dealer would be subject to as a result of it being a regulated entity under various applicable U.S. laws, including U.S. securities laws and FINRA.
(d)Each of Counterparty and Parent (i) is an “institutional account” as defined in FINRA Rule 4512(c); (ii) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of Dealer or its associated persons; and (iii) will notify Dealer if any of the statements contained in clause (i) or (ii) of this Section 8(I)(d) ceases to be true.
(e)Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty and Parent each acknowledge that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).
(f)Neither Counterparty nor Parent is engaged in an “issuer tender offer” as such term is defined in Rule 13e-4 under the Exchange Act with respect to any Shares or any security convertible into or exchangeable or exercisable for any Shares nor is it aware of any third party tender offer with respect to any such securities within the meaning of Rule 13e-1 under the Exchange Act.
(g)Neither Counterparty nor Parent is entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or in violation of the Exchange Act.
(h)On each of the Trade Date and the Premium Payment Date, in respect of each of Counterparty and Parent (i) the value of the total assets of such person is greater than the sum of the total liabilities (including contingent liabilities) and the capital of such person, (ii) the capital of such person is adequate to conduct the business of such person, and such person’s entry into the Transaction will not impair its capital, (iii) such person has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, (iv) such person will be able to continue as a going concern, (v) such person is not "insolvent" (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (vi) such person would be able to purchase the Number of Shares with respect to the Transaction in compliance with the laws of the jurisdiction of such person’s organization.
(i)Each of Counterparty and Parent understands that notwithstanding any other relationship between Counterparty, Parent and Dealer and its affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Counterparty, Parent and Dealer or its affiliates, Dealer or its affiliate is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.
(j)The assets of Counterparty and Parent do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.
(k)[Counterparty and Parent each represent and warrant that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.]16
II.Representations, Warranties and Covenants of Counterparty and Dealer. Counterparty and Parent hereby represent and warrant to Dealer, and Dealer hereby represents and warrants to Counterparty and Parent, on the date hereof and on and as of the Premium Payment Date that:
(a)Each is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).
(b)Each of Dealer, Parent and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty and Parent each represent and warrant to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.
9.Other Provisions.
(a)Opinions. On or prior to the Premium Payment Date, Counterparty and Parent shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date, with respect to the matters set forth in Section 3(a) of the Agreement and Section 8(I)(a) of this Confirmation. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.
(b)Repurchase Notices. Counterparty or Parent shall, on any day on which Parent effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than [__]17 million (in the case of the first such notice) or (ii) thereafter more than [__]18 million less than the number of Shares
16 To be included for broker-dealer or otherwise if relevant.
17 Insert the number of Shares outstanding that would cause Dealer’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full) and any other outstanding call options of the Dealer with the highest applicable percentage to increase by 0.5%. To be based on Dealer with highest Applicable Percentage.
18 Insert the number of Shares that, if repurchased, would cause Dealer’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full) and any other outstanding call options of the Dealer with the highest applicable percentage to increase by a further 0.5% from the threshold for the first Repurchase Notice. To be based on Dealer with highest Applicable Percentage.

included in the immediately preceding Repurchase Notice; provided that Counterparty or Parent may provide Dealer with advance notice on or prior to any such day to the extent it reasonably expects that repurchases effected on such day may result in an obligation to deliver a Repurchase Notice (which advance notice shall be deemed a Repurchase Notice); provided further that neither Counterparty nor Parent shall deliver any material non-public information to any employee of Dealer unless that employee has been identified to Counterparty and Parent as being on the “private side.” The parties agree that Counterparty’s or Parent’s obligation to provide any Repurchase Notice relating to a repurchase of Shares shall be satisfied by notice to Dealer of Counterparty’s or Parent’s related corporate authorization to repurchase such Shares or by notice of the implementation of a stock repurchase plan, forward contract, accelerated stock repurchase contract or similar transaction; provided that each of Counterparty and Parent acknowledges and agrees that Dealer may, but is not required to, assume that the maximum number of Shares permitted to be repurchased pursuant to such authorization, plan, contract or transaction will be repurchased on the date on which such authorization, plan, contract or transaction becomes effective, subject to adjustments thereto as Dealer determines appropriate to account for the market price with respect to the Shares, Potential Adjustment Events and other corporate transactions with respect to Counterparty or the Shares and such other factors as Dealer, acting in a good faith and commercially reasonable manner, determines relevant. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities, expenses and fees (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s or Parent’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s or Parent’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty and Parent in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty or Parent may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. Neither Counterparty nor Parent shall be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty and Parent agree to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty and Parent shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or expects to be a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages, liabilities, expenses or fees referred to therein, then Counterparty or Parent, in lieu of indemnifying such Indemnified Person hereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages, liabilities, expenses or fees. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.
(c)Regulation M. Neither Counterparty nor Parent is on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty or Parent, as applicable, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of

Regulation M. Neither Counterparty nor Parent shall, until the second Scheduled Valid Day immediately following the Effective Date, engage in any such distribution.
(d)Transfer or Assignment.
(i)Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:
(A)With respect to any Transfer Options, Counterparty and Parent shall not be released from its notice and indemnification obligations pursuant to Section 9(b) of this Confirmation or any obligations under Section 9(n) or 9(s) of this Confirmation;
(B)Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended (the “Code”));
(C)Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are reasonably requested by Dealer and reasonably satisfactory to Dealer;
(D)Dealer will not, as a result of such transfer and assignment, be required to pay or deliver to the transferee or assignee on any payment date or delivery date a payment amount or a number of Shares under Section 2(d)(i)(4) of the Agreement greater than the payment amount or number of Shares that Dealer would have been required to pay or deliver, as applicable, to Counterparty in the absence of such transfer and assignment except to the extent that the greater payment amount or number of Shares is due to a Change in Tax Law after the date of such transfer or assignment;
(E)No Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer and assignment;
(F)Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and
(G)Counterparty shall be responsible for all commercially reasonable costs and expenses, including commercially reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.
(ii)Dealer may, without Counterparty’s or Parent’s consent, transfer or assign (a “Transfer”) all or any part of its rights or obligations under the Transaction (A) to any affiliate or branch of Dealer (1) that has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Dealer’s credit rating at the time of such Transfer, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Dealer’s ultimate parent, or (B) to any other third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (1) the credit rating of Dealer at the time of the Transfer and (2) BBB+ by S&P Global Ratings, a division of S&P Global Inc. or its successor (“S&P”), or Baa1 by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that (x) the transferee in any such Transfer is a

“dealer in securities” within the meaning of Section 475(c)(1) of the Code or the Transfer does not result in a deemed exchange by Counterparty within the meaning of Section 1001 of the Code; (y) after any such transfer, Counterparty will not, as a result of any withholding or deduction made by the transferee or assignee as a result of any Tax, receive from the transferee or assignee on any payment date or delivery date (after accounting for amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement as well as such withholding or deduction) an amount or a number of Shares, as applicable, lower than the amount or the number of Shares, as applicable, that Dealer would have been required to pay or deliver to Counterparty in the absence of such Transfer (except to the extent such lower amount or number results from a Change in Tax Law after the date of such Transfer); and (z) Dealer shall cause the transferee or assignee to make such Payee Tax Representations and to provide such tax documentation as may reasonably be requested by Counterparty to permit Counterparty to make any necessary determinations pursuant to clause (y) of this proviso; and provided further that Dealer shall promptly provide written notice to Counterparty following any such Transfer. If at any time at which (A) the Section 16 Percentage exceeds 8.0%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that (after giving effect to such transfer or assignment and any resulting change in Dealer’s commercially reasonable Hedge Positions) no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that (after giving effect to such transfer or assignment and any resulting change in Dealer’s commercially reasonable Hedge Positions) following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(l) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party); provided that in calculating any amount due following such designation, Dealer shall act in good faith and in a commercially reasonable manner and, upon written request from Counterparty, Dealer will provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request, provided further that in no event will Dealer be obligated to share with Counterparty or Parent any proprietary or confidential data or information or any proprietary or confidential models used by it or any information that is subject to an obligation not to disclose such information. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty or Parent that are, in each case, applicable to ownership of Shares, including, without limitation, under state or federal banking laws (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its commercially reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its commercially reasonable discretion, minus (B) 1% of the number of Shares outstanding.
(iii)Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates (“Dealer Affiliates”) to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations; provided that such Dealer Affiliates shall comply with the provisions of this Transaction in the same manner as Dealer would have been required to comply. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.
(e)Staggered Settlement. Notwithstanding anything to the contrary herein, if upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder that would be customarily applicable to transactions of this type by Dealer, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number that, but for this provision, would have been deliverable on such Original Delivery Date.
(f)[Reserved.]
(g)[Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.]19
(h)Submission to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.
(i)Additional Termination Events.
(i)Notwithstanding anything to the contrary in this Confirmation, if an event of default with respect to Counterparty occurs that results in the acceleration of the Notes pursuant to the terms of the Notes as set forth in Sections 6.01 and 6.02 of the Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.
(ii)Promptly (and in any event within five Scheduled Valid Days) following any Repayment Event (as defined below), Counterparty (x) shall, in the case of a Repayment Event resulting from the repurchase of any Notes by Counterparty upon the occurrence of a “Fundamental Change” (as defined in the Indenture)
19 To be included for broker-dealer or otherwise if relevant.

pursuant to Section 15.02 of the Indenture or any “Redemption” (as defined in the Indenture) of any Notes by Counterparty pursuant to Section 16.01 of the Indenture and (y) may, in the case of a Repayment Event not described in clause (x) above, notify Dealer in writing of such Repayment Event and the number of Notes subject to such Repayment Event (any such notice, a “Repayment Notice”); provided that no such Repayment Notice described in clause (y) above shall be effective unless it contains the representation by Counterparty and Parent set forth in Section 8(I)(b) as of the date of such Repayment Notice [; provided further that any “Repayment Notice” delivered to Dealer pursuant to the Base Call Option Confirmation shall be deemed to be a Repayment Notice pursuant to this Confirmation and the terms of such Repayment Notice shall apply, mutatis mutandis, to this Confirmation]20. Counterparty and Parent each acknowledge its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of any delivery of a Repayment Notice. The receipt by Dealer from Counterparty of any Repayment Notice within the applicable time period set forth in the preceding sentence shall constitute an Additional Termination Event as provided in this paragraph. Upon receipt of any such Repayment Notice, Dealer shall promptly designate an Exchange Business Day following receipt of such Repayment Notice (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related repurchase settlement date for the relevant Repayment Event) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (A) the number of such Notes specified in such Repayment Notice [minus the number of “Repurchase Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Notes]21 and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repurchase Options. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Repurchase Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event, (3) no adjustment to the “Exchange Rate” (as defined in the Indenture) for the Notes has occurred pursuant to any Excluded Provision, (4) the corresponding Notes remaining outstanding as if the circumstances related to the Repayment Event had not occurred, (5) the relevant Repayment Event and any exchanges, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, and (6) the terminated portion of the Transaction were the sole Affected Transaction; provided that such payment, in respect of a Repayment Event pursuant to Section 15.02 of the Indenture or Section 16.01 of the Indenture, shall not be greater than the product of (A) the number of Repurchase Options, multiplied by (B) the Applicable Percentage, multiplied by (C) the excess of (I) the amount paid by Counterparty per Note pursuant to Section 15.02 of the Indenture  or Section 16.01 of the Indenture, as the case may be, over (II) the Synthetic Instrument Adjusted Issue Price (determined by the Calculation Agent using the Unwind Table (as defined below) set forth in Section 9(i)(iv) as if the date of payment of the amount due to holders of the relevant Notes subject to such Repayment Event were the relevant Unwind Date). Counterparty acknowledges and agrees that if an Additional Termination Event has occurred under this Section 9(i)(ii), then any related Notes subject to a Repayment Event will be deemed to be cancelled and disregarded and no longer outstanding for all purposes under this Section 9(i)(ii). “Repayment Event” means that (i) any Notes are repurchased or redeemed (whether pursuant to Section 15.02 of the Indenture, Section 16.01 of the Indenture or otherwise) by Counterparty or any of its subsidiaries, (ii) any Notes are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described) (other than solely the delivery of exchange consideration pursuant to the terms of the Indenture), (iii) any principal of any of the Notes is repaid prior to the final maturity date of the Notes, (iv) any Notes are exchanged by or for the benefit of the “Holders” (as defined in the Indenture) thereof for any other securities of Counterparty, Parent or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction (other than solely the delivery of exchange consideration pursuant to the terms of the Indenture), or (v) any exchange of the Notes in exchange for delivery of any property or
20 Include in Additional Call Option Confirmation.
21 Include in Additional Call Option Confirmation.

assets of Issuer or any of Issuer’s subsidiaries (howsoever described) (other than solely the delivery of exchange consideration pursuant to the terms of the Indenture).
(iii)Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, the Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with the Transaction (or portion thereof) being the Affected Transaction, Counterparty being the sole Affected Party and Dealer being the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction.
(iv)Notwithstanding any provision of this Confirmation or the Agreement to the contrary, in lieu of the Settlement Terms set forth in this Confirmation, the receipt by Dealer from Counterparty or Parent, within the applicable time period set forth opposite the caption “Notice of Exercise” in Section 2 of this Confirmation (or, in the case of any Options for which the relevant Settlement Averaging Period would be as set forth in clause (ii) of the definition thereof, within one Scheduled Valid Day of the date of the relevant Notice of Exchange), of any Notice of Exercise in respect of the exercise of any Options that, according to such Notice of Exercise, relate to (i) an exchange of Notes for which additional Shares may be added to the “Exchange Rate” (as defined in the Indenture) as determined pursuant to Section 14.03 of the Indenture or (ii) any exchange of Notes occurring before the Free Exchangeability Date, in each case of (i) and (ii), other than a Repayment Event (such Notes in clauses (i) and (ii), the “Relevant Notes”) shall constitute an Additional Termination Event as provided in this paragraph. Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day following such Additional Termination Event (which Exchange Business Day shall be on, or as promptly as reasonably practicable after, the related settlement date for such Notes) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Relevant Exchangeable Options”) equal to the lesser of (A) the number of such Options specified in such Notice of Exercise [minus the number of “Relevant Exchangeable Options” (under, and as defined in, the Base Call Option Confirmation), if any, that relate to such Relevant Notes]22 and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Relevant Exchangeable Options. Any payment hereunder with respect to such termination (the “Make-Whole Termination Amount”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Relevant Exchangeable Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Exchange Rate pursuant to Section 14.03 of the Indenture); provided that the Make-Whole Termination Amount payable by Dealer to Counterparty shall not be greater than the product of (x) the Applicable Percentage and (y) the excess of (I)(1) the number of Relevant Exchangeable Options, multiplied by (2) the Exchange Rate (after taking into account any applicable adjustments to the Exchange Rate pursuant to Section 14.03 of the Indenture), multiplied by (3) the Applicable Limit Price on the Settlement Date, over (II) the aggregate Synthetic Instrument Adjusted Issue Price with respect to the related Relevant Notes as of the date of payment in respect of such early termination (the “Unwind Date”), as determined by the Calculation Agent. The “Synthetic Instrument Adjusted Issue Price” for any Unwind Date shall be determined by the Calculation Agent, by reference to the table set forth below (the “Unwind Table”), based on the Unwind Date of the amount due with respect to the related Relevant Exchangeable Options. If the relevant Unwind Date is not listed in the Unwind Table, the Synthetic Instrument Adjusted Issue Price shall be determined by the Calculation Agent by reference to the Unwind Table using linear interpolation between the lower and higher Synthetic Instrument Adjusted Issue Prices for the Dates of Payments
22 Include for Additional Call Option Confirmation.

immediately preceding and immediately following the relevant Unwind Date. For the avoidance of doubt, Section 9(l) of this Confirmation will apply.

Unwind Date	Synthetic Instrument Adjusted Issue Price
August [__], 2026	USD [_______]
March 1, 2027	USD [_______]
September 1, 2027	USD [_______]
March 1, 2028	USD [_______]
September 1, 2028	USD [_______]
March 1, 2029	USD [_______]
September 1, 2029	USD [_______]
March 1, 2030	USD [_______]
September 1, 2030	USD [_______]
March 1, 2031	USD [_______]
September 1, 2031	USD1,000.00

(j)Amendments to Equity Definitions and Agreement.
(i)Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer”.
(ii)Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.
(iii)Section 12.9(b)(vi) of the Equity Definitions is hereby amended by (1) adding the word “or” immediately before subsection “(B)”, (2) deleting the comma at the end of subsection (A), (3) deleting subsection (C) in its entirety, (4) deleting the word “or” immediately preceding subsection (C) and (5) replacing the words “either party” in the last sentence of such Section with “Dealer”.
(iv)Section 12(a) of the Agreement is hereby amended by (1) deleting the phrase “or email” in the third line thereof and (2) deleting the phrase “or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day” in the final clause thereof.
(k)No Setoff. Neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.
(l)Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control or (iii) an Event of Default in respect of which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside

Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount or other amount payable pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Valid Day, no later than 12:00 p.m. (New York City time) on the Merger Date, the Tender Offer Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty and Parent each remake the representation set forth in Section 8(I)(b) as of the date of such election and (c) Dealer agrees, in its sole commercially reasonable discretion, to such election, in which case the provisions of Section 6(d)(ii) of the Agreement shall apply.

Share Termination Alternative:

If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 6(d)(ii) and 6(e) of the Agreement (the “Share Termination Payment Date”), in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property, to the extent doing so results in a commercially reasonable Share Termination Unit Price.

Share Termination Delivery Unit:

One Share or, if all Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable
Other Applicable Provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions will be applicable as if Physical Settlement applied to the Transaction and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable.

(m)Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.
(n)Hedge Shares. Each of Counterparty and Parent hereby agree that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares acquired and held by Dealer for the purpose of effecting a commercially reasonable hedge of its obligations pursuant to the Transaction (other than any such Shares that were, at the time of acquisition by Dealer, “restricted securities” (as defined in Rule 144(a)(3) under the Securities Act)) (the “Hedge Shares”) cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty and Parent shall, at their election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into a customary agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering for companies of a similar size in a similar industry, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities of companies of comparable size, maturity and line of business, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty and Parent reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered secondary offerings of equity securities for companies of a similar size in a similar industry and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty and Parent customary in scope for underwritten offerings of equity securities subject to entering into confidentiality agreements customary for transactions of this type; provided that if Counterparty and Parent elect clause (i) above but the items referred to therein are not completed in a timely manner, or if Dealer, in its discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 9(n) shall apply at the election of Counterparty and Parent; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of companies of comparable size, maturity and line of business, in form and substance commercially reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), and obligations to use commercially reasonable efforts to obtain opinions and certificates and such other documentation as is customary for private placement agreements for private placements of equity securities of companies comparable in size, maturity and line of business, all commercially reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement; provided that, no “comfort letter” or accountants’ consent shall be required to be delivered in connection with any private placements); or (iii) purchase the Hedge Shares from Dealer at the Relevant Price on such Exchange Business Days, and in the amounts, requested by Dealer. This Section 9(n) shall survive the termination, expiration or early unwind of the Transaction.
(o)Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty, Parent and each of their respective employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty or Parent relating to such tax treatment and tax structure.
(p)Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in its reasonable judgment, that such action is reasonably necessary or appropriate to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or other relevant market or to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Parent or an affiliated purchaser of Parent, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (provided that such requirements, policies and procedures relate to regulatory issues and are generally applicable in similar situations and are applied in a consistent manner to similar transactions ); provided further that in no event shall Dealer have the right to so postpone or add any Valid Day(s) or any such other date beyond the 40th Valid Day immediately following the last Valid Day of the relevant Settlement Averaging Period (determined without regard to this Section 9(p)).
(q)Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty or Parent with respect to the Transaction that are senior to the claims of unitholders of Counterparty or common stockholders of Parent, as the case may be, in any United States bankruptcy proceedings of Counterparty or Parent; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty or Parent, as applicable, of their respective obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.
(r)Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.
(s)Notice of Certain Other Events. Each of Counterparty and Parent covenants and agrees that:
(i)promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty and Parent shall give Dealer written notice of the weighted average of the types and amounts of consideration actually received by holders of Shares upon consummation of such Merger Event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and
(ii)(A) Counterparty and Parent shall give Dealer commercially reasonable advance (but in no event less than one Exchange Business Day) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer and (B) promptly following any such adjustment, Counterparty and Parent shall give Dealer written notice of the details of such adjustment.
(t)Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or any regulation under the WSTAA (or any such statute), nor any requirement under WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or an amendment made by WSTAA (or any such statute), shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).
(u)Agreements and Acknowledgments Regarding Hedging. Each of Counterparty and Parent understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty and Parent.
(v)Early Unwind. In the event the sale of the [“Firm Securities”]23[“Additional Securities”]24 (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Counterparty and Parent fail to deliver to Dealer an opinion of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer, Counterparty and Parent under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer, Counterparty and Parent represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.
(w)Tax Matters.
(i)Payee Tax Representations:
(A)For the purpose of Section 3(f) of the Agreement, Counterparty makes the following representation to Dealer:
Counterparty is limited liability company for U.S. federal income tax purposes and is organized under the laws of the State of Delaware. It is a disregarded entity of an entity treated as a corporation for U.S. federal income tax purposes (“Holdings”) that is indirectly wholly owned by Parent. Parent is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Delaware. Each of Counterparty, Holdings and Parent is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.
(B)For the purpose of Section 3(f) of the Agreement, Dealer makes the following representation to Counterparty:
[__________]25
(ii)Tax Documentation. Each of Counterparty and Parent shall provide to Dealer a valid, duly executed, complete United States Internal Revenue Service Form W-9 (or successor thereto) and Dealer shall provide to each of Counterparty and Parent a valid, duly executed, complete United States Internal Revenue Service Form [__________]26 (or successor thereto), (i) on or before the date of execution of this Confirmation and
23 Insert for Base Call Option Confirmation.
24 Insert for Additional Call Option Confirmation.
25 To be replaced with standard representation provided by Dealer.
26 Include appropriate tax document for Dealer.

(ii) promptly upon learning that any such tax form previously provided by it has become obsolete or incorrect. Additionally, each party shall, promptly upon request by the other party, provide such other tax forms and documents reasonably requested by the other party.
(iii)Withholding Tax imposed on payments to non-U.S. counterparties under the United States Foreign Account Tax Compliance provisions of the HIRE Act. “Indemnifiable Tax” as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.
(iv)Section 871(m). “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder (an “871(m) Withholding Tax”). For the avoidance of doubt, an 871(m) Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.
(x)Payment by Counterparty. In the event that, following payment of the Premium, an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement such amount shall be deemed to be zero.
(y)Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
(z)Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty, Parent and Dealer.
(aa)Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed signature page by facsimile or electronic transmission (e.g. “pdf” or “tif”), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com, shall be effective as delivery of a manually executed counterpart hereof.
(ab)[U.S. Resolution Stay Protocol. The parties acknowledge and agree that (i) to the extent that prior to the date hereof all parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, the Dealer shall be deemed a Regulated Entity and Counterparty and Parent shall each be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, Dealer shall be deemed a Covered Entity and Counterparty and Parent shall each be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty and Parent shall each be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, all parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider. “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.]27
(ac)[Insert other applicable Dealer agency language or other boilerplate.]
[Signature Pages Follow]

27 Insert Dealer’s preferred QFC language, if applicable.

Each of Counterparty and Parent hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer, Counterparty and Parent with respect to the Transaction, by manually or electronically signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.
Very truly yours,
[DEALER]
By:
Name:
Title:

[By:
Name:
Title:    ]
[Signature Page to [Base][Additional] Bond Hedge Confirmation]

Accepted and confirmed as of the Trade Date:
DYNATRACE LLC
By:
Name:
Title:

DYNATRACE, INC.
By:
Name:
Title:

[Signature Page to [Base][Additional] Bond Hedge Confirmation]

[ANNEX A]28
28 Remove if there is no Guarantor.